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                    March 29, 2023

       Alex Yamashita
       Chief Executive Officer
       Blue Safari Group Acquisition Corp
       The Sun   s Group Center, 29th Floor
       200 Gloucester Road
       Wan Chai, Hong Kong

                                                        Re: Blue Safari Group
Acquisition Corp
                                                            Amendment No. 2 to
Proxy Statement on Schedule 14A
                                                            Filed March 23,
2023
                                                            File No. 001-40473

       Dear Alex Yamashita:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Howard Zhang